EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Press Contact:
Barbara Domingo	Shannon Henderson
Align Technology, Inc.	Ethos Communications, Inc.
(408) 470-1000	(678) 417-1767
investorinfo@aligntech.com	shannon@ethoscommunication.com

Align Technology, Inc. Reports 7th Consecutive Quarter of Increasing

Revenues and 23% Sequential Increase in GAAP Net Profit

•	First Quarter Revenues Increase 71% Year Over Year to $39.2 Million

•	Company Reports GAAP Net Profit of $557 Thousand, or EPS of $0.01; Non-GAAP Net Profit Of $2.8 Million and Non-GAAP EPS Of $0.04 Per Share

•	Company Reports Positive Sequential Cash Contribution

Santa Clara, Calif. – April 22, 2004 – Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign®, a proprietary method of straightening teeth without wires and brackets, today reported financial results for the first quarter of 2004. Total revenues for the first quarter of 2004 were $39.2 million, compared to $36.5 million in the fourth quarter of 2003, an increase of 7.4 percent, and $23.0 million in the first quarter of 2003, an increase of 70.8 percent.

“We are pleased with our solid start in 2004,” stated Thomas M. Prescott, Align Technology’s President and CEO. “Our gains in revenues and gross margins are driven by increasing utilization, training hundreds of new doctors, and continuing to improve our manufacturing capabilities. We are also pleased to report our second quarter of GAAP profit, even as we stepped up our investments in systems, processes and technologies that will enable us to become world-class in the orthodontic industry. We are making great progress in our key initiatives and are focused on delivering outstanding results for our customers and their patients – all of which will continue to drive shareholder value.”

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The net profit for the first quarter of 2004 as determined under generally accepted accounting principles (“GAAP”) was $557 thousand, or earnings per basic and diluted share of $0.01. This compares to a net profit for the fourth quarter of 2003 of $452 thousand, or earnings per basic and diluted share of $0.01, and a net loss for the first quarter of 2003 of $10.7 million, or a net loss of $0.19 per share.

The non-GAAP net profit for the first quarter of 2004, which excludes $2.2 million of stock-based compensation, was $2.8 million, or non-GAAP earnings per basic share of $0.05 and non-GAAP earnings per fully diluted share of $0.04. This compares to a non-GAAP net profit of $3.5 million in the fourth quarter of 2003, which excludes $3.0 million of stock-based compensation, or a non-GAAP basic net profit of $0.06 per share and non-GAAP fully diluted net profit of $0.05. This also compares to a non-GAAP net loss of $5.9 million in the first quarter of 2003, which excludes $4.8 million of stock-based compensation and restructuring charges, or a non-GAAP net loss of $0.10 per share. The reconciliation of the GAAP to non-GAAP measurements for net profit for the first quarter of 2004 is set forth below within Align Technology’s financial statements.

As of March 31, 2004, Align had $48.2 million in cash, cash equivalents and marketable securities, compared to $47.7 million as of December 31, 2003.

Align Technology will host a webcast and conference call today, April 22, 2004 at 10:00 a.m. EDT, 7:00 a.m. PDT, to review first quarter of 2004 results and discuss future operating trends and guidance on the outlook for the future. To access the webcast, click on “Conference Calls” on Align Technology’s Investor Relations website at http://www.invisalign.com/US/html/corporate/investor_frameset.html. To access the conference call, please dial (646) 862-1080 approximately ten minutes prior to the start of the call. If you are unable to listen to the call, an archived webcast will be available beginning approximately one hour after the call’s conclusion and will remain available through 5:30 p.m. EDT on April 21, 2005. Additionally, a telephonic replay of the call can be accessed by dialing 800-633-8284 with reservation number 21190896. The replay may be accessed from international locations by dialing 402-977-9140 using the same reservation number. The telephonic replay will be available through 5:30 p.m. EDT on May 6, 2004.

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About Align Technology, Inc.

Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding Align’s ability to increase utilization of its products, expand the number of orthodontists and dentists trained on its products, improve its manufacturing capabilities, improve its reputation in the orthodontic industry and deliver results to its customers and their patients as a means to increase shareholder value. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, risks relating to Align’s history of losses and negative operating cash flows, Align’s ability to increase its revenue significantly while controlling expenses, Align’s ability to raise additional capital as required, Align’s limited operating history, customer demand for Invisalign, acceptance of Invisalign by consumers and dental professionals, competition from manufacturers of traditional braces, Align’s third party manufacturing processes and personnel, foreign operational, political and other risks relating to Align’s international manufacturing operations, Align’s ability to protect its intellectual property rights, potential intellectual property or product liability claims or litigation, and the potential volatility of the market price of Align’s common stock. These and other risks are detailed from time to time in Align’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which was filed with the Securities and Exchange Commission on March 9, 2004, and its Quarterly Reports on Form 10-Q. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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